UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2012

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2850 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 595-1900

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 28, 2012, ZaZa Energy Corporation (the “Company”) entered into a Participation Agreement (“Agreement”), and associated Joint Operating Agreement, with Range Texas Production, LLC (“Range”), a subsidiary of Range Resources Corporation, under which the Company agreed to acquire a 75% working interest from Range in certain leases located in Grimes County, Texas (“Leases”).  The Leases total approximately 61,123 gross acres and 37,837 net leasehold acres of which Range will retain a 25% working interest.  The effective date of the Agreement is March 1, 2012.

Pursuant to the terms of the Agreement, the Company will be designated operator, commit to drill a well (the “Commitment Well”) on or before July 1, 2012, and make two cash installment payments.

The actual costs of drilling and completing the Commitment Well shall be borne 100% by the Company until the Company has initiated sales of oil and/or gas (“Earning Point”) from the Commitment Well.  Failure to commence the Commitment Well by July 1, 2012 or reach the Earning Point by November 1, 2012 will result in the Company’s relinquishment of the 25% working interest in the Lands to Range and the designation of Range as operator.   However, if the Earning Point is reached, the carry by the Company will cease and all costs will be borne in proportion to each parties working interest going forward.

The Agreement also establishes an area of mutual interest (“AMI”) between the parties for a three year period.  During such period, any party acquiring an interest within the AMI shall offer such interest to the other party for participation in proportion to that party’s interest.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release, dated March 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAZA ENERGY CORPORATION

Date: March 29, 2012	By:	/s/ CHARLES J. CAMPISE
	Name:	Charles J. Campise
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release, dated March 29, 2010.